Exhibit 99.1

United Security Bancshares, Inc. Announces Quarterly and Twelve Month Earnings

          THOMASVILLE, Ala., Feb. 13 /PRNewswire-FirstCall/ -- United Security Bancshares, Inc. (Nasdaq: USBI) (USB) today reported net income for the twelve months ended December 31, 2006, increased 4.31% to $14.2 million, compared to $13.7 million for the twelve months ended December 31, 2005.

          Net income for the fourth quarter of 2006 totaled $3.6 million, compared to $3.1 million for the fourth quarter of 2005, an increase of 18.95%.

          Basic net income per share for the fourth quarter of 2006 was $0.58, compared to $0.47 for the same period of 2005.  Year-to-date 2006 basic net income per share increased to $2.24 compared to $2.12 for 2005.

          Net interest income increased 3.30% in the fourth quarter of 2006 compared to the same period in 2005, and 5.77% year-to-date 2006 over 2005.  The net yield on earning assets improved from 7.36% at December 31, 2005, to 7.47% at December 31, 2006.  This increase is due to an overall increase in the average yield on loans and investments as well as increased volume of earning assets.

          Non-interest income increased 6.50% on a year-to-date basis from $5.3 million in 2005 to $5.6 million in 2006.  This increase is attributable to increased service fees and other charges on deposit accounts.

          On a year-to-date basis non-interest expense increased 3.14% due primarily to increased salary and benefits expense.

          Performance ratios remain strong with return on average assets of 2.24% and return on average equity of 16.05%.

          At December 31, 2006, total assets amounted to $646,296,000, a 4.0% increase over December 31, 2005.  Total deposits showed an increase of $23,831,000, or 5.59%. Loans, net of unearned discount, increased 2.28% to $449,239,000, and shareholders’ equity totaled $91,596,000, which represented a book value of $14.52 per share.  Dividends were increased from $0.95 in 2005 to $1.07 in 2006.

UNITED SECURITY BANCSHARES, INC.
(Unaudited Financial Highlights)
(In thousands, except per share amounts and percentages)

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Earnings Summary:
Net Interest Income	$11,022	$10,670	$43,227	$40,869
Provision for Credit Losses	1,173	1,401	3,726	3,853
Non-Interest Income	1,405	1,300	5,621	5,278
Non-Interest Expense	5,777	5,945	23,782	23,059
Income Before Income Taxes	$5,477	$4,624	$21,340	$19,235
Income Tax Provision	1,843	1,569	7,095	5,579
Net Income	$3,634	$3,055	$14,245	$13,656

	Three Months Ended December 31,		Twelve Months Ended December 31,

	2006	2005	2006	2005

Earnings Per Share:
Basic and Diluted	$0.58	$0.47	$2.24	$2.12
Dividends Per Share	$0.23	$0.20	$1.07	$0.95
Balance Sheet Summary:
Total Assets			$646,296	$621,483
Total Earning Assets			587,998	561,139
Loans, Net of Unearned Discount			449,239	439,221
Allowance for Credit Losses			7,664	7,694
Total Deposits			450,062	426,231
Common Shareholders’ Equity			91,596	87,709
Book Value Per Share			14.52	13.64
Average Balance Sheet Data:
Total Assets			635,588	$607,837
Total Earning Assets			578,949	552,846
Loans, Net of Unearned Discount			444,094	418,548
Total Deposits			443,274	417,666
Common Shareholders’ Equity			88,768	85,154
Performance Ratios:
Return on Average Assets			2.24%	2.25%
Return on Common Equity			16.05%	16.04%
Average Shares Outstanding:
Basic and Diluted			6,367	6,428

          Statements contained in this press release which are not historical facts are forward-looking statements.  Such forward-looking statements are necessarily estimates reflecting the best judgment of USB’s senior management based upon current information and involve a number of risks and uncertainties.  Certain factors which could affect the accuracy of such forward-looking statements are identified in the public filings made by USB with the Securities and Exchange Commission, and forward-looking statements contained in this press release or in other public statements of USB or its senior management should be considered in light of those factors.  There can be no assurance that such factors or other factors will not affect the accuracy of such forward-looking statements.

SOURCE  United Security Bancshares, Inc.
          -0-                                                  02/13/2007
          /CONTACT:  Larry Sellers or Robert Steen, both of United Security Bancshares, Inc., +1-334-636-5424/